SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[  ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[ X]     Soliciting Material Pursuant to Section 240.14a-12

                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.

[ ]    Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction applies:



         2)      Aggregate number of securities to which transaction applies:



         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



         4)       Proposed maximum aggregate value of transaction:



         5)       Total fee paid:



[  ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:



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         On April 14, 2003, Carl C. Icahn issued the following press release:

                               FOR IMMEDIATE RELEASE
Contact:  Susan Gordon
          212-702-4309

                            ICAHN RESPONDS TO VISX PRESS RELEASE

New York, New York. April 14, 2003.  Having reviewed the press release from
VISX Incorporated dated April 11, 2003, Carl C. Icahn made the following announcement:

I am disappointed but not surprised by the reaction of VISX to my filing of proxy material to elect Keith Meister to the VISX board.

o VISX says that 6 of its 7 board members are independent - - but in my view truly independent board members are people nominated by shareholders, not by a self perpetuating board nomination process in which the current board simply renominates itself.

o VISX says that its Board members have significant experience - - this may or may not be true, but they do not have any significant investment in VISX. Approximately 97% of their VISX holdings are in the form of options granted by the Company.

o VISX says that Mr. Meister lacks relevant experience - - Mr. Meister has not been nominated because of his industry experience but because of his experience sourcing, structuring and negotiating over $1 billion dollars in private equity transactions and because I believe that he will be a solid representative for shareholder interests without potential conflicting allegiances to management. Mr. Meister currently serves as a senior investment manager for my companies and as a director of XO Communications, Inc., in which I have recently invested over $500 million. I am quite confident that, from the point of view of shareholders, he will be a welcome addition to the VISX Board. Mr. Meister's experience will be vital as VISX will, in my view, ultimately be sold to a larger company with greater marketing muscle.

I believe that individuals nominated by shareholders are likely to be more independent of management and therefore will be in a better position to represent the interests of shareholders. Human nature being what it is, I am always concerned that management and board members nominated by company nominating committees, will seek to retain their fiefdoms and will seek to retain control and discourage potential sales of companies. In this regard I note that VISX has a poison pill that becomes effective if an investor has holdings in VISX stock that exceed 10%*. Why is such a low poison pill threshold necessary?

Through my affiliated companies I am the largest shareholder of VISX. I have made the exceedingly modest proposal of adding one person to the VISX Board. I have made my proposal in a manner that permits VISX to maintain all of its nominees as board members. Rather than disputing this matter, VISX could save both time and money by simply allowing Mr. Meister to join the Board. Given my $140 million investment in VISX, my position as its largest shareholder and the modest nature of my request, I am baffled as to why VISX would not simply agree to add Mr. Meister to the Board.

WHAT IS VISX AFRAID OF?


SHAREHOLDERS OF VISX ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED BY MR. ICAHN'S AFFILIATES IN CONNECTION WITH THEIR SOLICIATION OF PROXIES FROM VISX SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN
IMPORTANT INFORMATION. Shareholders of VISX and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement (when available) and any other documents filed by Mr. Icahn and his affiliates with the SEC, at the SEC's Internet website at www.sec.gov. The Definitive Proxy Statement will also be mailed free of charge, to shareholders.


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*  The holdings of an investor may permissibly exceed 10% under the poison pill, for example, due to company repurchases of outstanding shares.